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                                                                     EXHIBIT 5.1

                       [HAYNES AND BOONE, LLP LETTERHEAD]


October 6, 2000


DevX Energy, Inc.
13760 Noel Road, Suite 1030
Dallas, TX  75240-7336


Re: Registration Statement on Form S-2 of 10,000,000 shares of Common Stock, par value $.234 per share, of DevX Energy, Inc. ("Common Stock")


Gentlemen:

We are securities counsel to DevX Energy, Inc., a Delaware corporation (the "Company"), in connection with the registration and issuance of up to 11,500,000 shares of Common Stock (the "Shares"). The Shares, which include an over-allotment option granted by the Company to the underwriters to purchase up to 1,500,000 additional Shares, are to be sold to the underwriters by the Company, as described in the Registration Statement, for resale to the public.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, we are of the opinion that the Shares are duly authorized and, and when issued and delivered to the underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to this Registration Statement on Form S-2 (No. 333-90713) filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

Very truly yours

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP